UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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Kana Software, Inc.

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KANA SOFTWARE, INC.

181 CONSTITUTION DRIVE

MENLO PARK, CALIFORNIA 94025

June 11, 2007

Dear Stockholders:

You are cordially invited to attend our 2007 Annual Meeting of Stockholders of Kana Software, Inc. to be held at our headquarters, 181 Constitution Drive, Menlo Park, California, on July 26, 2007, at 9:00 a.m., Pacific Time.

The matters expected to be acted upon at our 2007 Annual Meeting of Stockholders are: (i) the election of one Class I director to our Board of Directors; (ii) the election of three Class II directors to our Board of Directors; and (iii) the ratification of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for fiscal year ending December 31, 2007. Each of these proposals is described in detail in the accompanying Notice of the 2007 Annual Meeting of Stockholders and Proxy Statement.

Please use this opportunity to take part in our affairs by voting on the business to come before this annual meeting. Whether or not you plan to attend our 2007 Annual Meeting of Stockholders, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope prior to our 2007 Annual Meeting of Stockholders so that your shares will be represented at our 2007 Annual Meeting of Stockholders. Returning the proxy card does not deprive you of your right to attend our 2007 Annual Meeting of Stockholders and to vote your shares in person.

We hope to see you at our 2007 Annual Meeting of Stockholders.

Sincerely,

/s/ Michael S. Fields Michael S. Fields
Chief Executive Officer

This Proxy Statement is dated June 11, 2007 and will first be mailed to KANA stockholders on or about June 15, 2007.

KANA SOFTWARE, INC.

181 CONSTITUTION DRIVE

MENLO PARK, CALIFORNIA 94025

NOTICE OF THE 2007 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Kana Software, Inc. will be held at our headquarters, 181 Constitution Drive, Menlo Park, California, on July 26, 2007, at 9:00 a.m., Pacific Time.

At this annual meeting, you will be asked to consider and vote upon the following matters:

1.	The election of one Class I director of KANA, to serve until our 2009 Annual Meeting of Stockholders and until a successor has been elected and qualified, or until earlier resignation, death or removal. Our Board of Directors has nominated Stephanie Vinella as a nominee for election as our Class I director.

2.	The election of three Class II directors of KANA, to serve until our 2010 Annual Meeting of Stockholders and until a successor has been elected and qualified, or until earlier resignation, death or removal. Our Board of Directors has nominated Jerry R. Batt, William T. Clifford and Michael J. Shannahan as nominees for election as our Class II directors.

3.	A proposal to ratify the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for fiscal year 2007.

4.	To transact such other business as may properly come before our 2007 Annual Meeting of Stockholders or any adjournment of our 2007 Annual Meeting of Stockholders.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. Only stockholders of record at the close of business on May 30, 2007 are entitled to notice of and to vote at our 2007 Annual Meeting of Stockholders or any adjournment of our 2007 Annual Meeting of Stockholders.

By Order of the Board of Directors,

/s/ Michael S. Fields Michael S. Fields
Chief Executive Officer

Menlo Park, California

June 11, 2007

WHETHER OR NOT YOU PLAN TO ATTEND OUR 2007 ANNUAL MEETING OF STOCKHOLDERS, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE 2007 ANNUAL MEETING OF STOCKHOLDERS SO THAT YOUR SHARES WILL BE REPRESENTED AT THIS ANNUAL MEETING.

KANA SOFTWARE, INC.

181 CONSTITUTION DRIVE

MENLO PARK, CALIFORNIA 94025

PROXY STATEMENT

June 11, 2007

The accompanying proxy is solicited on behalf of the Board of Directors of Kana Software, Inc., a Delaware corporation, for use at our 2007 Annual Meeting of Stockholders to be held at our headquarters, 181 Constitution Drive, Menlo Park, California, on July 26, 2007, at 9:00 a.m., Pacific Time. This Proxy Statement, the accompanying Notice of the 2007 Annual Meeting of Stockholders and form of proxy will first be mailed to our stockholders on or about June 15, 2007. Our stockholders are encouraged to review the information provided in this Proxy Statement in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2006, a copy of which also accompanies this Proxy Statement. References in this Proxy Statement to “KANA,” “Company,” “we,” “our” and “us” collectively refer to Kana Software, Inc. and our predecessor, and our subsidiaries and their predecessors.

VOTING INFORMATION

Record Date and Quorum

A quorum is required for our stockholders to conduct business at the annual meeting. The holders of a majority of the shares of our common stock outstanding entitled to vote on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. Only holders of our common stock of record at the close of business on May 30, 2007, the record date, will be entitled to vote at the 2007 Annual Meeting of Stockholders. At the close of business on the record date, we had 36,326,603 shares of common stock outstanding and entitled to vote that were held by approximately 1,239 stockholders of record.

Voting Rights

Only holders of our common stock are entitled to vote and are allowed one vote for each share held as of the record date. Shares may not be voted cumulatively. If stockholders abstain from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the annual meeting and these shares will count toward determining whether or not a quorum is present. However, these shares will not be counted as voting either “for” or “against” any of the proposals.

If a stockholder does not give a proxy to its broker with instructions as to how to vote the shares, the broker has authority under stock market rules to vote those shares for or against certain “routine” matters. All of the proposals to be voted on at the 2007 Annual Meeting of Stockholders are generally considered “routine” matters for this purpose. If a broker votes shares that are not voted by its customers “for” or “against” a “routine” proposal, these shares are considered present and entitled to vote at the annual meeting, will count toward determining whether or not a quorum is present and the brokers’ votes will be taken into account in determining the outcome of all of the “routine” proposals.

When a matter is not “routine,” a broker generally would not be entitled to vote its customers’ unvoted shares. These shares would be considered present and would count toward determining whether a quorum is present, but would not be considered entitled to vote on the “non-routine” matter. Accordingly, these shares would not be taken into account in determining the outcome of any of the proposals that are “non-routine.”

Required Votes

Proposal One. The director is elected by a plurality of the votes of the shares present in person or represented by proxy at the 2007 Annual Meeting of Stockholders and entitled to vote on the election of a Class I director. This means that the Class I director nominee for election to the Board of Directors who receives the highest number of affirmative votes at the 2007 Annual Meeting of Stockholders will be elected to fill the one open seat for a Class I director.

Proposal Two. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the 2007 Annual Meeting of Stockholders and entitled to vote on the election of Class II directors. This means that the Class II director nominees for election to the Board of Directors who receive the three highest number of affirmative votes at the 2007 Annual Meeting of Stockholders will be elected to fill the three open seats for Class II directors.

Proposal Three. Ratification of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2007 requires the affirmative vote of the majority of shares present in person or represented by proxy at the 2007 Annual Meeting of Stockholders.

All votes will be tabulated by the inspector of elections appointed for the 2007 Annual Meeting of Stockholders, who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes.

Voting Electronically via the Internet

If your shares are registered in the name of a bank or brokerage, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of the proxy statement with the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP Investor Communication Services online program, your voting form from the bank or brokerage firm will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the accompanying paper proxy card in the enclosed self-addressed, postage paid envelope.

Voting of Proxies

The proxy card accompanying this Proxy Statement is solicited on behalf of our Board of Directors for use at the 2007 Annual Meeting of Stockholders. Our stockholders are asked to complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope or otherwise mail it to us. All executed, returned proxies that are not revoked will be voted in accordance with the included instructions. Signed proxies that are returned without instructions as to how they should be voted on a particular proposal at the 2007 Annual Meeting of Stockholders will be counted as votes “for” such proposal (or, in the case of the election of directors, as a vote “for” election to the Board of Directors of all of the nominees presented by our Board of Directors). We are not aware of any other matters to be brought before the 2007 Annual Meeting of Stockholders. However, as to any business that may properly come before the 2007 Annual Meeting of Stockholders, the proxies that are executed and returned prior to the 2007 Annual Meeting of Stockholders will be voted in accordance with the judgment of the persons holding such proxies.

In the event that sufficient votes in favor of the proposals are not received by the date of the 2007 Annual Meeting of Stockholders, the persons named as proxies may propose one or more adjournments of the 2007

Annual Meeting of Stockholders to permit further solicitation of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the 2007 Annual Meeting of Stockholders.

We are paying the expenses of soliciting the proxies to be voted at the 2007 Annual Meeting of Stockholders. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of the proxies. In these cases, we may, upon their request, reimburse such record holders for their reasonable expenses. Proxies may also be solicited by some of our directors, officers and regular employees, without additional compensation, in person or by telephone.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke the proxy prior to the 2007 Annual Meeting of Stockholders, or at the 2007 Annual Meeting of Stockholders prior to the vote to which the proxy relates. A proxy may be revoked by any of the following methods:

•	a written instrument delivered to us stating that the proxy is revoked;

•	a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the 2007 Annual Meeting of Stockholders; or

•	attendance at the 2007 Annual Meeting of Stockholders and voting in person.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the 2007 Annual Meeting of Stockholders, you must bring to the 2007 Annual Meeting of Stockholders a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and that such broker, bank or other nominee is not voting your shares.

Communicating with Members of the Board of Directors

You may submit an e-mail to our Board of Directors or any member of our Board of Directors at bod@kana.com. E-mails to this address are routed to our General Counsel, who will forward the message to the full Board of Directors unless the sender indicates that they would like the message to be forwarded solely to non-management members or the chairperson of a particular committee of the Board of Directors. Members of our Board of Directors may, at their option, attend our annual meetings of stockholders. None of the members of our Board of Directors attended our 2005 Annual Meeting of Stockholders. We did not hold an annual meeting in 2006.

PROPOSAL ONE—ELECTION OF CLASS I DIRECTOR

Our Board of Directors is presently classified in three classes and consists of six members, one of whom is to be elected at the 2007 Annual Meeting of Stockholders as a Class I director. Our directors are to be elected for a full term of three years with the term expiring at the annual meeting of stockholders held in the third year following the year of their election. We did not hold an annual meeting of stockholders in 2006 to re-elect the Class I directors, who continued to serve on our Board of Directors in accordance with our Amended and Restated Certificate of Incorporation and Bylaws until either they are re-elected and take office or their successors are elected and take office. In addition, on March 16, 2007, Dixie L. Mills, a Class I director, resigned from our Board of Directors and chose not to stand for re-election. Thus, our stockholders are being asked to vote for the election of one Class I director at the 2007 Annual Meeting of Stockholders to serve for a two-year period until the annual meeting of stockholders in the year 2009 and until a successor has been elected and qualified, or until earlier resignation, death or removal. The Class I director seat vacated by Ms. Mills will remain vacant until a new director is appointed or elected in accordance with our current certificate of incorporation and bylaws.

The nominee for election as a Class I director is Stephanie Vinella, who currently serves as a Class I director of our Board of Directors. Shares represented by the accompanying proxy will be voted “for” the election of Ms. Vinella unless the proxy is marked in such a manner as to withhold authority to so vote. In the event that Ms. Vinella is unable to serve for any reason, the proxies may be voted for such substitute nominee as the proxy holder may determine. Ms. Vinella has consented to being named in this Proxy Statement and to serve if elected. Ms. Vinella will be elected by a plurality of the votes of the shares present in person or represented by proxy at the 2007 Annual Meeting of Stockholders and entitled to vote in the election of a Class I director. Should there be more than one nominee for the election of a Class I director at the 2007 Annual Meeting of Stockholders, the nominee who receives the greatest number of votes cast in the election of the Class I director at the 2007 Annual Meeting of Stockholders, with a quorum being present, will become our Class I director at the conclusion of the tabulation of votes.

The Board of Directors recommends a vote FOR the election of the nominated Class I director.

PROPOSAL TWO—ELECTION OF CLASS II DIRECTORS

Our Board of Directors is presently classified in three classes and consists of six members, three of whom are to be elected at the 2007 Annual Meeting of Stockholders as Class II directors. Our directors are to be elected for a full term of three years with the term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Class II directors elected at the 2007 Annual Meeting of Stockholders will hold office until the annual meeting of stockholders in the year 2010 and until a successor has been elected and qualified, or until earlier resignation, death or removal.

The nominees for election as Class II directors are Jerry R. Batt, William T. Clifford and Michael J. Shannahan, each of whom currently serves as a Class II director on our Board of Directors. Shares represented by the accompanying proxy will be voted “for” the election of Messrs. Batt, Clifford and Shannahan unless the proxy is marked in such a manner as to withhold authority to so vote. In the event that either Mr. Batt, Mr. Clifford or Mr. Shannahan is unable to serve for any reason, the proxies may be voted for such substitute nominee as the proxy holder may determine. Messrs. Batt, Clifford and Shannahan have consented to being named in this Proxy Statement and to serve if elected. Messrs. Batt, Clifford and Shannahan will be elected by a plurality of the votes of the shares present in person or represented by proxy at the 2007 Annual Meeting of Stockholders and entitled to vote in the election of Class II directors. Should there be more than three nominees for the election of the Class II directors at the 2007 Annual Meeting of Stockholders, the three nominees who receive the greatest number of votes cast in the election of the Class II directors at the 2007 Annual Meeting of Stockholders, with a quorum being present, will become our Class II directors at the conclusion of the tabulation of votes.

The Board of Directors recommends a vote FOR the election of the nominated Class II directors.

Board of Directors and Nominees

The following table sets forth the names of the director nominees and our continuing directors and information about each (including their ages as of February 28, 2007):

Nominees

Name	Age	Committee Memberships	Principal Occupation	Director Since
Class I Director:
Stephanie Vinella	52	Audit, Governance & Nominating	Chief Financial Officer of Nextance Inc.	2004

Class II Directors:
Jerry R. Batt	56	Compensation, Governance & Nominating	Vice President and Chief Information Officer of Pulte Homes, Inc.	2003

William T. Clifford	60	Compensation	Chairman and Chief Executive Officer of Aperture Technologies, Inc.	2005

Michael J. Shannahan	58	Audit	Chief Financial Officer of Medsphere Systems Corporation	2005

Continuing Directors

Name	Age	Committee Memberships	Principal Occupation	Director Since
Class III Directors:
Michael S. Fields	61	N/A	Chairman and Chief Executive Officer of KANA	2005

John F. Nemelka	41	Compensation	Managing Principal of NightWatch Capital Group, LLC	2005

Our Board of Directors is divided into three classes as nearly equal in size as possible with staggered three-year terms. The term of office of our Class I directors will next expire at the annual meeting of stockholders to be held in 2009. The term of office of our Class II directors will next expire at the annual meeting of stockholders to be in 2010. The term of office of our Class III directors will expire at the annual meeting of stockholders to be held in 2008. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation or removal. Ms. Vinella is currently a Class I director; Messrs. Batt, Clifford and Shannahan are Class II directors and Messrs. Fields and Nemelka are Class III directors. On March 16, 2007, Ms. Mills, a Class I director, resigned from our Board of Directors and chose not to stand for re-election. The Class I director seat vacated by Ms. Mills will remain vacant until a new director is appointed or elected in accordance with our current certificate of incorporation and bylaws.

Our Board of Directors met seven times in 2006, including telephone conference meetings. During 2006, no current director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which such director served during the time period for which each such director served on the Board of Directors. The Board of Directors has determined that Messrs. Batt, Clifford, Nemelka and Shannahan and Ms. Vinella each meet the requirements for independent director status under the listing standards of The NASDAQ Stock Market.

Our Board of Directors has three standing committees: the audit committee, the compensation committee and the governance and nominating committee.

Nominee for Election—Class I Director (Term to Expire in 2009)

Stephanie Vinella. Ms. Vinella joined our Board of Directors in November 2004. Since January 2005, Ms. Vinella has served as Chief Financial Officer of Nextance Inc., a provider of enterprise contract management solutions. Since April 2005, Ms. Vinella has served as a venture partner of Swan Ventures, a venture capital firm. From November 1999 to August 2004, Ms. Vinella served as Chief Financial Officer of AlphaBlox Corporation, a business analytic software company. From 1990 to 1999, Ms. Vinella served as Chief Financial Officer of Edify Corporation, a software company. Ms. Vinella holds a B.S. degree in Accounting from the University of San Francisco and a M.B.A. degree from Stanford University.

Nominee for Election—Class II Directors (Term to Expire in 2010)

Jerry R. Batt. Mr. Batt joined our Board of Directors in August 2003. Mr. Batt has served as Vice President and Chief Information Officer of Pulte Homes, Inc., a national home building and construction company, since September 2003. From July 2001 to July 2003, Mr. Batt was the Chief Information Officer and Vice President of Sprint PCS, a communications company. From April 2000 to July 2001, Mr. Batt co-founded and was Chief Executive Officer of Foxfire Consulting, an IT consulting and systems integration firm specializing in the telecommunications industry. From 1973 to January 2000, Mr. Batt held positions where he was responsible for consumer long distance account management, billing and customer service platform at AT&T, a communications company. Mr. Batt holds B.S. degrees in Industrial Engineering and Operations Research from Virginia Tech University.

William T. Clifford. Mr. Clifford joined our Board of Directors in December 2005. Since August 2005, Mr. Clifford has served as Chairman of the Board of Directors and Chief Executive Officer of Aperture Technologies, Inc., an enterprise software solution company. From 2001 to 2003, Mr. Clifford served as a general partner of The Fields Group, a venture capital and management consulting firm. From 1993 to 2000, Mr. Clifford held a number of executive positions at Gartner Group, Inc., an information technology research and market company, including President and Chief Executive Officer. Prior to these positions, Mr. Clifford was President of the central and national account divisions and Corporate Vice President, Information Systems Development at Automatic Data Processing, Inc., a transaction processing and data communication services company. Mr. Clifford holds a degree in Economics from University of Connecticut. Mr. Clifford also serves on the Board of Directors of two privately-held companies, Crucian Global Services, Inc. and GridApp Systems, Inc.

Michael J. Shannahan. Mr. Shannahan joined our Board of Directors in June 2005. Since February 2005, Mr. Shannahan has served as Chief Financial Officer of Medsphere Systems Corporation, a software company in the healthcare industry. Mr. Shannahan has also served as Chief Financial Officer of Chordiant Software, Inc., a management software company, from August 2003 to October 2004; Sanctum Inc., a web applications security company, from October 2001 to November 2002 and Broadband Office, Inc., a communication services company, from January 2001 to September 2001. From August 1999 to January 2001, Mr. Shannahan served as Chief Financial Officer of mySimon, Inc., an e-commerce company. Prior to these positions, Mr. Shannahan spent eighteen years with KPMG Peat Marwick, an accounting firm, as a partner in the Information, Communication and Entertainment practice. Mr. Shannahan holds a B.S. degree in Business Administration with a concentration in Accounting and a B.A. degree from Rockhurst College. Mr. Shannahan also serves on the Board of Directors of Critical Path, Inc. and a privately-held company.

Continuing Class III Directors (Term to Expire in 2008)

Michael S. Fields. Mr. Fields joined our Board of Directors in June 2005 and since July 2005, has been serving as our Chairman of the Board of Directors. From July 2005 to August 2005, Mr. Fields served as acting President of KANA. In August 2005, Mr. Fields was appointed Chief Executive Officer of KANA. Mr. Fields has been the Chairman and Chief Executive Officer of The Fields Group, a venture capital and management consulting firm, since May 1997. In June 1992, Mr. Fields founded OpenVision Technologies, Inc., a supplier of computer systems management applications for open client/server computing environments, and served as its Chief Executive Officer from July 1992 to July 1995 and its Chairman of the Board of Directors from July 1992 to April 1997. Prior to these positions, Mr. Fields managed sales organizations at Oracle U.S.A., Inc., where he served as President, Applied Data Research and Burroughs Corporation. Mr. Fields also serves on the Board of Directors of Imation Corporation and two privately-held companies, ViaNovus, Inc. and Crucian Global Services, Inc.

John F. Nemelka. Mr. Nemelka joined our Board of Directors in October 2005. Mr. Nemelka founded NightWatch Capital Group, LLC, an investment management business, and has served as its Managing Principal since the formation in July 2001. From 1997 to 2000, Mr. Nemelka was a Principal at Graham Partners, a private investment firm and affiliate of the privately-held Graham Group. From 2000 to 2001, Mr. Nemelka was a Consultant to the Graham Group. Mr. Nemelka holds a B.S. degree in Business Administration from Brigham Young University and a M.B.A. degree from the Wharton School at the University of Pennsylvania. Mr. Nemelka also serves on the Board of Directors of a privately-held company.

Committees of the Board of Directors

Audit Committee. We have a standing audit committee of the Board of Directors (the “Audit Committee”) established in accordance with Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and currently comprised of Mr. Shannahan and Ms. Vinella, each of whom meets the independence and other requirements to serve on our Audit Committee under applicable securities laws and the rules of the Securities and Exchange Commission (“SEC”) and listing standards of The NASDAQ Stock Market. Our Board of Directors has determined that Ms. Vinella and Mr. Shannahan are “audit committee financial experts” as defined in the rules of the SEC. The Audit Committee met nine times in 2006. The report of the Audit Committee is provided below, beginning on page 15.

Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted in the Corporate Governance section of our Internet website (at http://www.kana.com under Investor Relations) and is attached to this Proxy Statement as Appendix A. The principal functions of the Audit Committee are to oversee our accounting and financial reporting processes and the audits of our financial statements, oversee our relationship with our independent auditors, including selecting, evaluating and setting the compensation of, and approving all audit and non-audit services to be performed by, the independent auditors, and facilitate communication among our independent auditors and our financial and senior management.

Compensation Committee. The current members of our standing compensation committee of the Board of Directors (the “Compensation Committee”) are Messrs. Batt, Clifford and Nemelka, each of whom meets the independence and other requirements to serve on our Compensation Committee under applicable laws and regulations, including the rules of the SEC and listing standards of The NASDAQ Stock Market. The Compensation Committee met seven times in 2006. The report of the Compensation Committee is provided below, beginning on page 19.

Our Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is posted in the corporate governance section of our Internet website (at http://www.kana.com under “Investor Relations”). The Compensation Committee has responsibilities relating to the performance evaluation and the compensation of our Chief Executive Officer, the compensation of our executive officers and directors and our significant compensation arrangements, plans, policies and programs, including our stock compensation plans. Certain of our executive officers, our outside counsel and consultants may occasionally attend the meetings of the Compensation Committee. However, no officer of KANA is present during discussions or deliberations regarding that officer’s own compensation.

Governance and Nominating Committee. We have a standing governance and nominating committee of the Board of Directors (the “Governance and Nominating Committee”) that is currently comprised of Mr. Batt and Ms. Vinella, each of whom meets the independence requirements to serve on our Governance and Nominating Committee under applicable securities laws and the rules of the SEC and listing standards of The NASDAQ Stock Market. The Governance and Nominating Committee did not meet in 2006.

Our Board of Directors has adopted a written charter for the Governance and Nominating Committee, a copy of which is posted in the Corporate Governance section of our Internet website (at http://www.kana.com under “Investor Relations”). The Governance and Nominating Committee considers the performance of the members of our Board of Directors and nominees for director positions and evaluates and oversees corporate governance and related issues.

The goal of the Governance and Nominating Committee is to ensure that the members of our Board of Directors possess a variety of perspectives and skills derived from high-quality business and professional experience. The Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors. To this end, the Governance and Nominating Committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen and the ability to think strategically. Although the Governance and Nominating Committee uses these and other criteria to evaluate potential nominees to our Board of Directors, it has no stated minimum criteria for such nominees. The Governance and Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. To date, we have not paid any third parties to assist us in this process.

The Governance and Nominating Committee will consider stockholder recommendations for director candidates. The Governance and Nominating Committee has established the following procedure for stockholders to submit such recommendations for which there has been no material change: the stockholder should send the name of the individual and related personal and professional information, including a list of references to our Governance and Nominating Committee, in care of the Corporate Secretary at our principal executive offices, sufficiently in advance of the annual meeting to allow the Governance and Nominating committee appropriate time to consider the recommendation.

Compensation for Directors

In 2006, the Company paid each non-employee director (i) an annual fee of $10,000 and (ii) an additional $2,500 for each of the four (4) regularly scheduled Board of Directors meetings that such director attends. The Company paid the chairperson of the Audit Committee an additional $15,000 and the chairpersons of the Compensation Committee and the Governance and Nominating Committee an additional $5,000.

Our non-employee directors are eligible to receive discretionary stock option grants and stock issuances pursuant to the KANA 1999 Stock Incentive Plan, as amended. When a non-employee director is first elected or appointed as a member of the Board of Directors, he or she is automatically granted a stock option grant to purchase 40,000 shares of common stock. On the date of each annual stockholders meeting, each continuing non-employee director will automatically be granted a stock option grant to purchase 10,000 shares of common stock, provided that such director has served as a non-employee director for at least six (6) months. The non-employee directors are also eligible to receive other types of awards under the KANA 1999 Stock Incentive Plan, as amended, that are discretionary and not automatic. In 2005, the Board of Directors recommended an additional stock option grant to purchase 10,000 shares of common stock to the chairperson of the Audit Committee and an additional stock option grant to purchase 5,000 shares of common stock to the chairpersons of the Governance and Nominating Committee and the Compensation Committee. Each of the above-mentioned stock option grants is immediately exercisable with a repurchase right by the Company that will lapse in a series of eight (8) semi-annual installments over a period of 48 months. Since the Company was not authorized to issue stock options until September 2006 due to the Company’s delay in filing its periodic reports, all directors were not granted their 2005 initial, annual and discretionary stock option grants until September 2006. Moreover, the Company did not hold its annual stockholders meeting in 2006, and thus, in lieu of the automatic annual grant that would have been granted to the non-employee directors at the annual stockholders meeting in 2006, the Board of Directors approved a stock option grant to purchase 10,000 shares of common stock to its non-employee directors in March 2007. All options granted to non-employee directors have an exercise price equal to the current fair market value of our common stock on the date of the grant, and are nonqualified stock options. In the event of a merger or sale of substantially all of the Company’s assets, the vesting of all options issued to our directors will accelerate and such options will become exercisable in full.

The Company reimburses its directors for reasonable travel and other expenses incurred in connection with attending the meetings of the Board of Directors.

DIRECTOR COMPENSATION FOR 2006

The table below summarizes the compensation paid by the Company to non–employee directors for fiscal year ended December 31, 2006.

Name (1)	Fees Earned or Paid in Cash	Option Awards (2)	All Other Compensation		Total
Jerry R. Batt	$25,000	$24,276			$49,276
William T. Clifford	$30,000	$80,920	$59,900	(3)	$170,820
Dixie L. Mills (4)	$25,000	$24,276			$49,276
John F. Nemelka	$20,000	$64,736			$84,736
Michael J. Shannahan	$35,000	$97,104			$132,104
Stephanie Vinella	$20,000	$16,184			$36,184

(1)	Mr. Fields, KANA’s Chief Executive Officer and Chairman of the Board of Directors, is not included in this table as he is an employee of KANA and thus, received no compensation for his services as Chairman of the Board of Directors. The compensation received by Mr. Fields as an employee of KANA is shown in the Summary Compensation Table on page 27.
(2)	Amounts reported represent the compensation cost recognized by KANA for financial reporting purposes in accordance with SFAS 123R utilizing the assumptions discussed in Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, without giving effect to estimated forfeitures.
(3)	Amount shown reflect Mr. Clifford’s fee for services as a consultant to KANA in advising management on strategic planning and business for a period of one year commencing in January 2006.
(4)	Ms. Mills resigned as a member from the Board of Directors effective March 16, 2007.

The aggregate number of option awards outstanding for each of our non-employee directors as of December 31, 2006 is provided in the table below.

Non-Employee Director	Number of Options Outstanding
Jerry R. Batt	125,000
William T. Clifford	50,000
Dixie L. Mills (1)	125,000
John F. Nemelka	40,000
Michael J. Shannahan	60,000
Stephanie Vinella	110,000

(1)	Ms. Mills resigned as a member from the Board of Directors effective March 16, 2007 and, as of June 1, 2007, exercised 114,500 vested options.

PROPOSAL THREE—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has selected Burr, Pilger & Mayer LLP as KANA’s independent registered public accounting firm to perform the audit of our financial statements for 2007, and our stockholders are being asked to ratify this selection. Our organizational documents do not require that our stockholders ratify the appointment of Burr, Pilger & Mayer LLP as our independent registered public accounting firm. We are submitting the appointment of Burr, Pilger & Mayer LLP to our stockholders for ratification because we believe it is a matter of good corporate practice. We anticipate that representatives of Burr, Pilger & Mayer LLP will be present at the 2007 Annual Meeting of Stockholders, will have the opportunity to make a statement at the 2007 Annual Meeting of Stockholders if they wish and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm.

RELATIONSHIP WITH OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Change in Certifying Independent Registered Public Accounting Firm

In January 2006, Deloitte & Touche LLP (“D&T”) informed us of their resignation as our independent registered public accounting firm upon the completion of their review of our financial statements for the quarter and six months ended June 30, 2005.

In February 2006, we appointed Burr, Pilger & Mayer LLP (“BPM”) as our new independent registered public accounting firm.

D&T did not include in their report on the Company’s financial statements as of December 31, 2004 and for the year then ended an adverse opinion or a disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope, or accounting principle, nor were there disagreements between the Company and D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to D&T’s satisfaction, would have caused D&T to make reference to the subject matter of the disagreement in connection with its report on the Company’s financial statements as of and for the year ended December 31, 2004. In the course of the audit of the Company’s consolidated financial statements for the year ended December 31, 2004, D&T identified and reported material weaknesses in the Company’s internal control over financial reporting. First, we had weaknesses in its general accounting processes related to insufficient documentation and analyses to support its consolidated financial statements, failure to properly evaluate estimates of royalties due, inadequate reconciliation of inter-company accounts, insufficient staffing in the accounting and reporting function, which was exacerbated by changes in management and accounting personnel, and insufficient training of its accounting department. Second, there was no independent review of journal entries, and insufficient documentation or support for journal entries and consolidation entries. In a number of cases, this required adjustments to the Company’s consolidated financial statements for the year ended December 31, 2004. Third, we had multiple and inconsistent travel and entertainment policies and inadequate processes and procedures for review of expense reimbursement requests that were also a material weakness in internal controls.

Fiscal 2006 and 2005 Audit Firm Fee Summary

Through fiscal year ended December 31, 2005 and the subsequent interim period until June 9, 2006, D&T served as our independent registered public accounting firm. Since February 23, 2006, BPM has served as our current independent registered public accounting firm and has reviewed our financial statements for the quarter and nine months ended September 30, 2005 and for the years ended December 31, 2005 and 2006. Set forth below are the aggregated fees (in thousands) billed for the services of D&T from January 1, 2005 through June 9, 2006 and BPM from February 23, 2006 through December 31, 2006.

	Year Ended December 31,
	2006	2005
Audit fees	$447	$1,303
Audit-related fees (includes review of Form S-1 filing)	63	—
Tax fees	—	—
All other fees

Total fees	$510	$1,303

Our Audit Committee considers at least annually whether the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining auditor independence. This process includes:

•

Obtaining and reviewing, on at least an annual basis, a letter from the independent registered public accounting firm describing all relationships between the independent registered public accounting firm and the Company required to be disclosed by Independence Standards Board Standard No. 1, reviewing the nature and scope of such relationships, discussing these relationships with the independent registered public accounting firm and discontinuing any relationships that the Audit Committee believes could compromise the independence of the registered public accounting firm.

•

Obtaining reports of all non-audit services proposed to be performed by the independent registered public accounting firm before such services are performed, reviewing and approving or prohibiting, as appropriate, any non-audit services not permitted by applicable law. The Audit Committee may delegate authority to review and approve or prohibit non-audit services to one or more members of the Audit Committee, and direct that any approval so granted be reported to the Audit Committee at a following meeting of the Audit Committee.

All services provided by the Company’s independent registered public accounting firms in fiscal years 2005 and 2006 were approved in advance by the Audit Committee.

Audit Committee Pre-Approval Policy

All audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm must be pre-approved by the Audit Committee to assure that the provision of such services do not impair the firm’s independence. The Audit Committee does not delegate its responsibility to pre-approve services performed by the independent registered public accounting firm to management.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope or other matters. All other audit services not otherwise included in the annual audit services engagement must be specifically pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

The Audit Committee’s purpose is to assist the Board of Directors in its oversight of KANA’s financial accounting, reporting and controls. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent” as required by applicable listing standards of The NASDAQ Stock Market (please see “Committees of the Board of Directors” on page 8 of this Proxy Statement). The Audit Committee operates pursuant to a charter, which, as amended, has been approved by the Board of Directors in April 2003. The Audit Committee meets with KANA’s management and with our independent registered public accounting firm, with and without management present, to discuss the scope and plans for their audit, the results of its examinations, its evaluations of KANA’s internal controls and the overall quality of KANA’s financial reporting. The Audit Committee held nine meetings during 2006.

During fiscal year 2006, the Audit Committee consisted of Michael J. Shannahan, Dixie L. Mills and Stephanie Vinella. Ms. Mills resigned from the Audit Committee on March 16, 2007. The Audit Committee currently consists of Mr. Shannahan and Ms. Vinella

In performing its oversight role during the period since its last report, the Audit Committee considered and discussed KANA’s audited financial statements with KANA’s management and independent registered public accounting firm. The Audit Committee also discussed with KANA’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining their independence as KANA’s auditors, and has discussed with the independent registered public accounting firm their independence as KANA’s auditors. Based on the discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that KANA’s audited financial statements that were reviewed by the Audit Committee and discussed with management and our independent registered public accounting firm be included in KANA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Audit Committee and the Board of Directors also recommended the selection of Burr, Pilger & Mayer LLP as KANA’s independent registered public accounting firm for the fiscal years ending December 31, 2006 and 2007.

The members of the Audit Committee rely on the information provided to them and on the representations made to the Audit Committee by KANA’s management and independent registered public accounting firm without conducting independent verification of the accuracy of such information and representations. Accordingly, the Audit Committee’s oversight does not ensure that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not ensure that any audit of KANA’s financial statements conducted by independent registered public accounting firm has been carried out in accordance with generally accepted auditing standards, or that the financial statements are presented in accordance with generally accepted accounting principles.

AUDIT COMMITTEE

Michael J. Shannahan (Chairman)

Stephanie Vinella

OTHER BUSINESS

Our Board of Directors does not presently intend to bring any other business before the 2007 Annual Meeting of Stockholders, and we are not aware of any matters to be brought before the 2007 Annual Meeting of Stockholders except as specified in the notice of the 2007 Annual Meeting of Stockholders. As to any business that may properly come before our annual meeting, however, it is intended that the proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

EXECUTIVE OFFICERS

In addition to Michael S. Fields, our Chief Executive Officer whose biographical information appears in “Board of Directors and Nominees—Continuing Class III Directors (Term to Expire in 2008),” the following individuals are current executive officers of KANA:

John M. Thompson. Mr. Thompson joined KANA in October 2004 and currently serves as our Executive Vice President and Chief Financial Officer. From January 2003 to October 2004, Mr. Thompson was Chief Financial Officer of Veraz Networks, Inc., a provider of Voice Over IP solutions to the telecom industry. From May 2001 to January 2003, Mr. Thompson was Chief Financial Officer of Interwise, Inc., a provider of web-based communication products. From December 1998 to January 2001, Mr. Thompson was Chief Financial Officer of Manage.com, a software company. Mr. Thompson holds B.S. degrees in Mathematics and Industrial Management from Purdue University and a M.S. degree in Industrial Administration from Carnegie-Mellon University.

Jay A. Jones. Mr. Jones joined KANA in September 2006 and currently serves as our Senior Vice President and Chief Administrative Officer. Mr. Jones served as Senior Vice President, Chief Information Officer of VERITAS Software Corporation, an enterprise storage and performance company, from September 2004 to July 2005. From January 1999 to September 2004, Mr. Jones served as Chief Administrative Officer of VERITAS Software Corporation, and from March 1993 to January 1999, Mr. Jones served as Vice President, General Counsel & Secretary of VERITAS Software Corporation and OpenVision Technologies, Inc., a systems management software company which was acquired by VERITAS Software Corporation. Prior to OpenVision Technologies, Inc., Mr. Jones was senior corporate counsel for Oracle Corporation. Mr. Jones holds a B.S. degree in architecture from Howard University, a M.S. degree in City Planning from University of California at Berkeley and a J.D. degree from University of California at Berkeley. Mr. Jones is also a member of the California Bar.

William Rowe. Mr. Rowe joined KANA in January 2006 and currently serves as our Senior Vice President, Global Sales and Service. From May 2004 to January 2006, Mr. Rowe served as Vice President of Sales and Marketing for Global Card Services, a credit card middleware solutions and services company. From July 2002 to February 2004, Mr. Rowe held various sales and marketing positions with Winvista Corporation, a software and network management tools company. From November 1997 to June 2001, Mr. Rowe was a sales director with BearingPoint, Inc. (formerly KPMG Consulting LLC), an accounting firm. Mr. Rowe holds a B.A. degree in Business from Trinity University.

William A. Bose. Mr. Bose joined KANA in September 1999 as corporate counsel and since August 2006 currently serves as our Vice President and General Counsel. From May 2005 to August 2006, Mr. Bose served as our General Counsel. Prior to September 1999, Mr. Bose held the position of attorney at Robert Half International, Inc. Mr. Bose holds a B.A. degree from University of California at Santa Barbara and a J.D. degree from Santa Clara University School of Law. Mr. Bose is also a member of the California Bar.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based on our review of reporting forms we have received from our executive officers and directors, we believe that such persons have filed, on a timely basis, the reports required under Section 16(a) of the Exchange Act for fiscal year 2006.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee is responsible for developing and monitoring the Company’s compensation philosophy, and for implementing that philosophy with respect to our named executive officers. For fiscal year 2006, our “named executive officers” are our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers listed in our Summary Compensation Table on page 27.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that achieves the Company’s annual strategic goals, rewards performance and innovation, promotes accountability and aligns employee interests with those of the Company’s stockholders. Our executive compensation program is structured to provide incentives and reward both short-term and long-term performance, and is designed to motivate executive officers to achieve the Company’s strategic goals. Our executive compensation program has four primary elements: (i) base salary, (ii) cash bonuses under a performance-based, non-equity incentive plan, (iii) stock awards under long-term equity incentive plans, and (iv) other benefits.

Setting Executive Compensation

In furtherance of our executive compensation program objectives, the Compensation Committee has previously engaged Compensia, Inc. (“Compensia”), an outside compensation consulting firm that focuses primarily on technology companies, to provide us with market survey data, comparative analysis and recommendations regarding competitive market practices in our market. Compensia provides a third-party perspective on our executive equity compensation and utilizes data from the AON/Radford Executive Compensation Salary Benchmark Data for the Bay Area to help assess our positioning and practices against the competitive market, which we use to evaluate certain elements of compensation for our executive officers. We also review compensation levels provided by our peer companies in setting compensation levels for new hires, but to date, we have not used benchmarking against market indices or peer groups in establishing the compensation of our executive officers. We do intend to use benchmarking to a greater extent in the future.

Role of Executive Officers in Compensation Decisions

Our Board of Directors has delegated to the Compensation Committee the primary authority to recommend, review and approve each element of our executive compensation program, including performance-based awards and long-term incentive awards to our executive officers, including our named executive officers. The Compensation Committee annually reviews the performance of our executive officers and assesses each component of their compensation, as well as their overall compensation package. When deciding on the elements of our executive officers’ compensation (other than our Chief Executive Officer’s compensation), the Compensation Committee considers the recommendations of our Chief Executive Officer. In 2006, our Chief Executive Officer approved the management by objectives (“MBO”) bonuses for the executive officers who directly reported to him; however, in the future, the Company anticipates that the MBO bonuses, as well as all other executive compensation components, will be presented to the Compensation Committee for approval. The Compensation Committee has recently begun to review the Company’s 2007 merit-based incentive program (the “2007 Merit Plan”), as well as bonuses for the executive officers.

In 2006, we created and our Compensation Committee approved a performance-based, non-equity compensation plan that encouraged our named executive officers and other executive officers to support the Company’s goal of increasing profit and operating the Company with sustainable profit and cash (the “Executive Compensation Plan”). The Executive Compensation Plan included input from certain executive officers, including our Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer, Chief Technology Officer, Vice President and General Counsel, Chief Marketing Officer, Senior Vice President of Global Sales and Service and Senior Vice President of Sales and Services for International Operations (the “Executives”). Recognizing the importance of expanding the Company’s cash reserves, we also included in the Executive Compensation Plan a special incentive for extraordinary performance in generating non-GAAP net profit on a quarterly and annual basis that was suggested by the Executives and approved by the Compensation Committee.

2006 Executive Compensation Elements

For 2006, the elements of compensation for our named executive officers were:

•	base salary;

•	cash bonuses under a performance-based, non-equity incentive plan;

•	equity awards under long-term equity incentive plans; and

•	other benefits.

Our Compensation Committee reviews each of the above compensation elements, as well as the overall compensation for each named executive officer.

Base Salary

The Company provides its named executive officers with a base salary to compensate them for services rendered during the fiscal year. The base salary for our named executive officers is determined based on the scope of the position, level and experience. The Compensation Committee also fixes our named executive officers’ base salary at a level that enables the Company to competitively attract and retain employees and to reward individual performance and contribution to the Company’s business goals. The Compensation Committee, with the assistance of Compensia, considers the base salaries paid by the companies we believe are similar to us or that are competing with us when setting the base salary of our named executive officers. The Compensation Committee reviews the base salary levels each year and determines base salary increases (if any) based upon the named executive officer’s performance, the Company’s financial performance, internal review of the named executive officer’s compensation, both individually and in relation to other employees, and the AON/Radford Executive Compensation Salary Benchmark Data for the Bay Area.

Cash Bonuses Under a Performance-Based, Non-Equity Incentive Plan

Executive Compensation Plan

The Executive Compensation Plan’s performance-based incentives motivate our executive officers, including our named executive officers, to support the Company’s annual financial and business goals and to align their performance with the strategic interests of our stockholders. The Executive Compensation Plan, which was approved by the Compensation Committee in April 2006, awards cash bonuses to our executive officers, including our named executive officers, based on the Company’s achievement of established annual and quarterly targets in the areas of profit, revenue, operating unit revenue and positive cash. For the Executive Compensation Plan purposes, (i) profit is defined to mean the net profit target shown in the Company’s 2006 budget approved by the Board of Directors (which excludes certain non-cash expenses such as stock based compensation expenses, registration rights penalty and warrant liability expense); (ii) revenue is defined to mean the total revenue target in the Company’s 2006 budget; and (iii) positive cash is defined to mean the growth in ending net cash (gross cash and cash equivalents less any draw down on the bank line of credit for operating uses) from quarter to quarter. The Executive Compensation Plan also includes a MBO component for the executive officers, including our named executive officers other than our Senior Vice President, Global Sales and Service, that was set by our Chief Executive Officer (other than his own MBO, which was set by our Board of

Directors) based on such officer’s specific position and responsibilities and was approved by our Compensation Committee. Last, the Executive Compensation Plan includes a cash award component that is to be paid if the Company’s profit is 10% above its quarterly or annual target.

Under the Executive Compensation Plan, if the Company achieves 100% of its profit, revenue, operating unit revenue, positive cash and MBO targets, the executive officers, including our named executive officers, can receive a fixed, minimum cash bonus award that is equal to a certain percentage of their individual annual base salary (the “Base Bonus Amount”). The percentage of the annual base salary that constitutes the Base Bonus Amount is based on the executive officer’s and named executive officer’s experience, position and responsibilities and the Company’s offer letters. For 2006, the Compensation Committee reviewed and approved our Chief Executive Officer’s recommendation for our Vice President and General Counsel’s Base Bonus Amount and adjustments to the Base Bonus Amounts for our Chief Financial Officer and Senior Vice President, Global Sales and Service. The Base Bonus Amount for our named executive officers for fiscal year 2006 were as follows: $234,000, or 65% of his annual base salary for our Chief Executive Officer; $117,000, or approximately 50% of his annual base salary for our Chief Financial Officer; $105,000, or 50% of his annual base salary for our Chief Administrative Officer; $172,479, or approximately 99% of his annual base salary for our Senior Vice President of Global Sales and Service; and $50,000, or approximately 28% of his annual base salary for our Vice President and General Counsel.

The allocation of the Executive Compensation Plan’s five targets within the Base Bonus Amounts differs according to the executive officers’ experience, position and responsibilities. The table below provides the allocation of the Executive Compensation Plan’s five targets within our named executive officers’ Base Bonus Amounts.

		Base Bonus Amount
Name	Position	Profit Target	Revenue Target	Operating Unit Revenue Target	Positive Cash Target	MBO Target	Total
Michael S. Fields	Chief Executive Officer	50%	25%	0%	10%	15%	100%

John M. Thompson	Executive Vice President and Chief Financial Officer	50%	25%	0%	10%	15%	100%
Jay A. Jones (1)	Senior Vice President and Chief Administrative Officer	50%	25%	0%	10%	15%	100%
William Rowe	Senior Vice President, Global Sales and Service	20%	10%	65%	5%	0%	100%
William A. Bose	Vice President and General Counsel	50%	25%	0%	10%	15%	100%

(1)	Mr. Jones did not participate in the Executive Compensation Plan until September 2006 when he joined KANA.

Once allocation of the Executive Compensation Plan’s five targets is made to the Base Bonus Amounts, the five targets are further allocated quarterly and annually, as applicable. If the Company achieves the Executive Compensation Plan’s profit target for the first, second, third and fourth quarters and the year, then the named executive officers will receive a cash bonus of 10%, 10%, 15%, 10% and 55% of their allocated profit target amount, respectively. If the Company achieves the Executive Compensation Plan’s revenue target for the first, second, third and fourth quarters and the year, then the named executive officers will receive a cash bonus of 10%, 10%, 15%, 10% and 55% of their allocated revenue target amount, respectively. If the Company achieves the Executive Compensation Plan’s positive cash target for the second, third and fourth quarters, the named executive officers will receive a cash bonus of 40%, 30% and 30% of their allocated positive cash target amount, respectively. If the named executive officers achieve their MBO targets for each quarter, then they will receive a cash bonus of 25% of their allocated MBO target amount for each quarter. The operating unit revenue target differs from the other targets in that it is split among sub-targets – license, maintenance and services. If the Senior Vice President, Global Sales and Service (the only named executive officer with the operating unit revenue target) achieves its license, maintenance and services sub-targets, then he will receive a cash bonus of 60%, 25% and 15% of his allocated operating unit revenue target amount. The Company does not need to achieve its targets for all the quarters and the year for the named executive officers to earn their cash bonus. Instead, the cash bonuses are earned for each quarter or year when the Executive Compensation Plan’s target for the quarter or the year is achieved by the Company.

The total 2006 cash bonus awards for our executive officers, including our named executive officers, can exceed their Base Bonus Amounts because the Executive Compensation Plan awards additional cash bonuses if the Company achieves more than 10% of the Company’s quarterly and annual profit target, which is not included within the Base Bonus Amount. The 10% profit target increments are calculated such that the additional bonus awards are expensed before the calculation is done. Specifically, an additional 5% of the Base Bonus Amount can be paid to our named executive officers and other executive officers at the end of each quarter for each time the Company’s quarterly profit exceeds the Executive Compensation Plan’s quarterly profit target by more than 10% (so that if we exceeded our quarterly profit target by 20%, each officer would receive a payment equal to 10% of their Base Bonus Amount). The 5% Base Bonus Amount multiplier was not capped in the first and second quarter of 2006; however, the Compensation Committee capped it starting from the third quarter of 2006 so that the maximum amount the named executive officers and other executive officers could receive each quarter when the Company exceeds its quarterly profit target by 10% is 15% of their Base Bonus Amount. Moreover, an additional 10% of the Base Bonus Amount is paid to our named executive officers and other executive officers at the end of the year for each time the Company’s annual profit exceeds the Executive Compensation Plan’s annual profit target by more than 10%. The 10% Base Bonus Amount multiplier was uncapped in 2006, but the Compensation Committee capped it at 60% beginning in 2007.

The Compensation Committee and the Executives believed that the Executive Compensation Plan’s five targets were sufficiently challenging for our named executive officers and other executive officers to achieve because it represented significant profit, revenue growth and cash increase relative to the Company’s 2005 performance. In 2006, the Company achieved its profit target only in its second and third quarters; its revenue targets only in its second and fourth quarters; and its cash target only in its third and fourth quarters. The Company also exceeded its quarterly profit for the second and third quarters of 2006 by more than 10% and its annual profit target by more than 10%. Due to a closing of a large transaction in the second quarter of 2006, the Company exceeded its profit target for the second quarter of 2006 and thus, the cash bonus award for that quarter and fiscal year 2006 was larger than expected.

In order for our named executive officers and other executive officers to receive their cash bonus award for the Executive Compensation Plan’s profit, revenue, cash and operating revenue targets, the Company must meet or exceed those targets on a quarterly or annual basis, as applicable. In certain rare cases, our named executive officers and other executive officers may still be able receive a portion of their MBO bonus award even though they do not meet their MBO targets. For 2006, all of our named executive officers who had MBO components in their Base Bonus Amounts met their targets. In 2006, our named executive officers earned the following cash bonus awards under the Executive Compensation Plan: our Chief Executive Officer earned $455,715 with payment of $286,065 occurring in 2007, our Chief Financial Officer earned $227,858 with payment of $143,033 occurring in 2007, our Chief Administrative Officer earned $68,519 with payment of $40,250 occurring in 2007, our Senior Vice President of Global Sales and Service earned $45,707 with payment of $35,358 occurring in 2007 and our Vice President and General Counsel earned $97,375 in bonuses with payment of $61,125 occurring in 2007.

2007 Merit Review and Compensation Plan

In 2007, the Compensation Committee and the Chief Administrative Officer began the process of creating and refining the 2007 Merit Plan and the compensation levels under the 2007 Merit Plan (with input from Compensia). The 2007 Merit Plan will be a performance-based, incentive plan that includes a component for equity awards based on performance.

Equity Awards Under Long-Term Equity Incentive Plans

Equity Incentive Program

We believe that equity awards are a critical component in our ability to recruit and retain our employees. The Company’s equity incentive program strives to retain our named executive officers, to motivate them to achieve the Company’s annual strategic goals and to align the performance of our named executive officers with the interests of our stockholders through grants of several forms of equity, such as stock options, performance based stock options and restricted stock.

The Company maintains the KANA 1999 Stock Incentive Plan, the KANA 1997 Stock Option Plan, the KANA 1999 Special Stock Option Plan and equity compensation plans assumed pursuant to acquisitions of certain companies. The Company may grant several different forms of an equity award under the KANA 1999 Stock Incentive Plan. In 2006, however, the only form of equity award that the Company granted was stock options. Our stock options typically provide for vesting over a four-year period with a six-month cliff, generally expire ten years from the date of grant and vary in amount based on the discretion of the Compensation Committee. For instance, the Compensation Committee considers factors such as the named executive officer’s position with the Company, past performance, anticipated future contributions and prior stock option grants when deciding the amount of stock options to grant the named executive officers. The Compensation Committee is responsible for approving equity grants for our named executive officers, including option grants for new hires and re-fresh option grants. Stock options are typically granted to our named executive officers when they first join the Company and in connection with annual re-fresh stock option grants based on merit and performance. The Compensation Committee also consults with Compensia in determining the appropriate amount of stock options to grant our named executive officers.

The aggregate amount of stock options that we granted in 2006 was higher than in 2005 since the Company was unable to grant stock options from April 2005 through September 2006 due to the Company’s delay in filing its periodic and annual reports with the SEC. As a result, our stock option grants for 2006 included a catch-up for options that the Company would have granted in 2005 (and in the first nine months of 2006) had it been able to do so. In 2006, we granted options for an aggregate number of shares that was equivalent to 11.5% of our outstanding common stock as of December 31, 2006, as a result of this catch-up. We expect our overall option grant levels in 2007 to continue to remain high, reflecting option grants to new hires as we expand our organization. However, we intend to reduce our aggregate new option grant levels in 2008.

The Company has implemented a standardized program for granting stock options. If there are stock options grants to consider, then on Monday of the second full week of each month, the Company provides a recommendation to the Compensation Committee regarding stock option grants for the named executive officers and other employees. The Compensation Committee then reviews the proposed stock option grants and renders a recommendation and approval, generally on the Thursday of such week, with the exercise price of such stock option grants being the closing price of the Company’s common stock on that Thursday. We also do not time our stock option grants in coordination with the release of material non-public information; however, in early 2007, the Compensation Committee decided to defer the annual stock option grants to the non-employee directors until the third business day after the Company released its financial results for fiscal year 2006.

Accounting Implications

Our stock option grant policies have been affected by the implementation of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), which we adopted in the first quarter of fiscal year 2006 using the modified prospective method as permitted by the pronouncement. Under this transition method, we were required to value all stock-based compensation awards granted prior to but not yet vested as of December 31, 2005 based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, as adjusted for estimated forfeitures.

Other Benefits

401(k) Retirement Plan

The Company has a 401(k) retirement plan, which covers substantially all employees. Eligible employees may make salary deferral (before tax) contributions up to a specified amount. The Company, at its discretion, may make additional matching contributions on behalf of the participants of the retirement plan, but has not elected to make any matching contributions.

Other Benefits

The Company offers its employees, including the named executive officers, a range of benefits including life, medical, dental, vision and disability programs in the geographical location where they are based. In providing these benefit programs, the Company aims to provide an attractive set of benefits, while managing business costs.

Perquisites

The Company does not typically offer cash or non-cash perquisites to our named executive officers that are not available to other employees. During fiscal year 2006, the Company did not provide any special benefits or perquisites to any named executive officer that exceeded $10,000; however, in the future, there may be times when a specific situation requires additional compensation to be given to a named executive officer that exceeds $10,000.

Ownership Guidelines

The Company currently has not adopted stock ownership guidelines; however, the Company, in conjunction with the Compensation Committee and Compensia, is in the process of developing and implementing stock ownership guidelines. The Committee believes that stock ownership guidelines will further align the interests of our named executive officers and other executive officers with the interests of our stockholders by requiring that they maintain a minimum ownership interest in the Company.

Severance or Change of Control

Our severance and change of control agreements are designed to facilitate our ability to attract and retain executive officers in a marketplace where such protections are commonly offered. Our severance provisions are designed to ease our named executive officer’s transition due to an unexpected termination of employment for on-going changes in the Company’s employment needs. For a description of the severance and change in control arrangements with our named executive officers, please see the sections below entitled “Materials Terms of Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control.”

Tax Implications

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1.0 million that is paid to certain individuals. The Company believes that compensation paid under the executive compensation programs is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2006 and Proxy Statement.

THE COMPENSATION COMMITTEE

Jerry R. Batt (Chairman)

William T. Clifford

John F. Nemelka

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Messrs. Batt, Clifford and Nemelka. From January 2006 to April 2006, Ms. Vinella served on the Compensation Committee. No members of our Compensation Committee in 2006 were also employees of KANA or its subsidiaries during 2006 or at any time prior to 2006. None of our executive officers serves on the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

In May 2006, we entered into a transaction with NightWatch Capital Partners, LP and NightWatch Capital Partners II, LP in which we were a participant, the amount exceeded $120,000 and Mr. Nemelka had an indirect material interest. With the approval of a majority of the non-interested members of the Board of Directors, we amended the Registration Agreements related to our June and September 2005 private placements with NightWatch Capital Partners, LP, NightWatch Capital Partners II, LP and RHP Master Fund Ltd. (collectively referred to as “Investors”) to extend the registration deadline of the shares of common stock and underlying shares of common stock of the warrants issued to the Investors from January 27, 2006 to September 30, 2006, in exchange for the issuance of an aggregate of 593,854 shares of common stock to the Investors (the “Amendments”). The shares were valued at approximately $1.0 million based on the fair market value of the Company’s stock on the date of the amendment less a 10% discount to reflect the fact that the shares were initially unregistered and therefore, not freely transferable. This amount was recorded as a non-operating expense during the second quarter of 2006. The September 30, 2006 registration deadline was not met and in accordance with the terms of the Amendments, an aggregate of 59,383 shares of common stock were issued to the Investors. The shares were valued at approximately $166,000 based on the fair market value of the Company’s common stock on September 30, 2006 less a 10% discount to reflect that the shares were unregistered stock. This amount was recorded as a non-operating expense during the third quarter of 2006. On November 9, 2006, we completed the registration of the shares of common stock and the shares of common stock underlying the warrants issued to the Investors. Mr. Nemelka is managing member of JFN Management, LLC, which is the managing member of NightWatch Management, LLC, which is the managing member of NightWatch Capital Group, LLC, which is the managing member of NightWatch Capital Advisors, LLC, which is the managing member of NightWatch Capital Management, LLC, which is a managing member of NightWatch Capital Partners, LP and NightWatch Capital Partners II, LP.

2006 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Salary		Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	Total
Michael S. Fields (3)	2006	$360,000		$2,249,477	$455,715	$3,065,192
Chief Executive Officer and Chairman of Board of Directors
John M. Thompson	2006	$235,000		$113,288	$227,858	$576,146
Executive Vice President and Chief Financial Officer
Jay A. Jones (4)	2006	$68,519		$323,680	$43,313	$435,512
Senior Vice President and Chief Administrative Officer
William Rowe	2006	$424,594	(5)	$404,600	$45,707	$874,901
Senior Vice President, Global Sales and Service
William A. Bose	2006	$180,000		$129,472	$97,375	$406,847
Vice President and General Counsel

(1)	Amounts reported represent the compensation cost recognized by KANA for financial reporting purposes in accordance with SFAS No. 123R (“SFAS 123R”) utilizing the assumptions discussed in Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, without giving effect to estimated forfeitures.
(2)	Amounts shown to reflect the named executive officers’ bonus based entirely on KANA’s financial performance and the executive officers’ performance against his or her specified individual objectives and pursuant to the 2006 Executive Compensation Plan approved by the Compensation Committee on April 20, 2006.
(3)	Mr. Fields is Chairman of our Board of Directors and did not receive any compensation for his service as a director.
(4)	Mr. Jones became an executive officer in September 2006 upon joining KANA.
(5)	Amount shown includes $256,886 for sales commissions for fiscal year 2006 paid by KANA.

2006 GRANTS OF PLAN-BASED AWARDS

The table below summarizes the incentive plan awards and option grants made to each of the named executive officers for the fiscal year ended December 31, 2006.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (1)
		Target	Target
Michael S. Fields	9/8/2006	$234,000	1,000,000	(2)	$2.95	$1,618,400
	9/8/2006		389,939	(3)	$2.95	$631,077
John M. Thompson	9/8/2006	$117,000	70,000	(2)	$2.95	$113,288
Jay A. Jones	9/8/2006	$105,000	200,000	(2)	$2.95	$323,680
William Rowe	9/8/2006	$172,479	250,000	(2)	$2.95	$404,600
William A. Bose	9/8/2006	$50,000	80,000	(2)	$2.95	$129,472

(1)	The amounts in this column represent the full grant date fair value computed in accordance with SFAS 123R of all awards to the named executive officer in 2006.
(2)	Grant made under KANA 1999 Stock Incentive Plan.
(3)	Grant made under Broadbase Software, Inc. 1999 Equity Incentive Plan that was assumed by KANA on June 29, 2001 pursuant to an Agreement and Plan of Reorganization by and among KANA, a wholly owned subsidiary of KANA and Broadbase Software, Inc.

MATERIAL TERMS OF EMPLOYMENT AGREEMENTS

Michael S. Fields Offer Letter. In November 2005, we formally entered into an employment offer letter with Mr. Fields for the position of Chief Executive Officer and Chairman of the Board of Directors, effective as of August 26, 2005. Pursuant to the employment offer letter, Mr. Fields’ annual salary is set at $360,000, payable semi-monthly with an annual target bonus for the first year equal to 65% of Mr. Fields’ annual salary; provided, that the Board of Directors has the authorization to award an additional bonus of up to 20% based on extraordinary performance.

Initially our Compensation Committee of the Board of Directors recommended that Mr. Fields be granted options to purchase 768,000 shares of our common stock divided into two grants and subject to a “reference collar,” which means that if the closing price of our common stock on the date on which Mr. Fields’ options are granted is greater than the closing price of our common stock on Mr. Fields’ Start Date ($1.63), then the number of shares for which Mr. Fields’ options may become exercisable will be increased by the relative percent difference in the grant date price and $1.63. Conversely, if the closing price of our common stock on the grant date is less than $1.63, then the number of shares for which Mr. Fields’ options may become exercisable will be decreased by the relative percent difference in the grant date price and $1.63. The first grant of options was supposed to become exercisable for 25% of the shares upon the completion of six months of service and the remaining shares were supposed to become exercisable over eighteen equal monthly installments. The second grant of options was supposed to become exercisable for 12.5% of the shares upon the completion of six months of service and the remaining shares were supposed to become exercisable over forty-two equal monthly installments.

Since we were not authorized to issue options until September 2006, the initial recommendation described above was no longer applicable and the Compensation Committee granted Mr. Fields in September 2006 options to purchase an aggregate of 1,389,939 shares of common stock with (i) 25% of 384,000 options vesting after six months starting on August 26, 2005 and the remaining options becoming exercisable over 18 equal monthly installments and (ii) 12.5% of 1,005,939 options vesting after six months starting on August 26, 2005 and the remaining options becoming exercisable over 42 equal monthly installments. In the event of a change of control of 50% or more of the outstanding stock of the Company and Mr. Fields is not offered a similar position in the combined entity as held prior to the change of control, then 100% of the unvested shares held by Mr. Fields will immediately vest. If Mr. Fields is terminated for other than cause, then we will pay Mr. Fields an amount equal to six months salary in effect at the time of termination.

John M. Thompson Offer Letter. In October 2004, we entered into an employment offer letter with Mr. Thompson. Under the terms of the employment offer letter, Mr. Thompson will receive an annual salary of $235,000 and will be eligible for an incentive bonus of an additional $65,000 per year based on the achievement of objectives. We also agreed to recommend to our Board of Directors that Mr. Thompson be granted an option to purchase 350,000 shares of our common stock that is subject to an acceleration of vesting upon a change of control and if Mr. Thompson is not offered the same or similar position in the combined entity prior to the change of control.

Jay A. Jones Offer Letter. In August 2004, we entered into an employment offer letter with Mr. Jones. Under the terms of the employment offer letter, Mr. Jones will receive an annual salary of $210,000 and will be eligible for an incentive bonus of an additional $105,000 per year based on the achievement of objectives and our financial performance. We also agreed to recommend to our Board of Directors that Mr. Jones be granted an option to purchase 200,000 shares of our common stock that is subject to a six (6) months acceleration of vesting of any remaining unvested shares and a separation pay equal to six (6) months of his annual base salary upon a change of control and if Mr. Jones is not offered the same of similar position in the combined entity prior to the change of control.

William Rowe Offer Letter. In January 2006, we entered into an employment offer letter with Mr. Rowe. Under the terms of the employment offer letter, Mr. Rowe will receive an annual salary of $175,000 and will be eligible for an annual targeted compensation at 100% of his quota, which will be $350,000 (including base salary and variable pay). We also agreed to recommend to our Board of Directors that Mr. Rowe be granted an option to purchase 100,000 shares of our common stock that is subject to an acceleration of vesting and to pay a separation pay of four months of annual salary upon a change of control and if Mr. Rowe is not offered the same or similar position in the combined entity prior to the change of control. In addition, in the event Mr. Rowe’s employment is terminated without cause, then four (4) months of Mr. Rowe’s unvested shares will immediately vest and Mr. Rowe will receive a separation pay of four (4) months of annual base salary to be paid over a period of four months.

William A. Bose Offer Letter. In November 2001, we entered into an employment offer letter with Mr. Bose. Under the terms of the employment offer letter, Mr. Bose’s annual salary was initially set at $84,000, but increased to $105,000 in January 2002 and incrementally thereafter. We also agreed to recommend to our Board of Directors that Mr. Bose be granted an option to purchase 38,573 shares of our common stock.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

The table below summarizes outstanding equity awards held by each of our named executive officers at December 31, 2006.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price		Option Expiration Date
Michael S. Fields	256,000	128,000	$2.95	(1)	9/7/2016
	331,835	674,104	$2.95	(2)	9/7/2016

John M. Thompson	189,584	160,416	$1.73	(3)	10/17/2014
	7,656	9,844	$1.591	(4)	3/1/2015
	15,600	—	$1.87	(5)	3/23/2015
	11,667	58,333	$2.95	(6)	9/7/2016

Jay A. Jones	—	200,000	$2.95	(7)	9/7/2016

William Rowe	22,917	77,083	$2.95	(8)	9/7/2016
	8,333	41,667	$2.95	(9)	9/7/2016
	—	100,000	$2.95	(10)	9/7/2016

William A. Bose	3,000	—	$17.00	(11)	12/10/2011
	2,500	—	$14.41	(11)	12/12/2011
	2,100	—	$9.48	(11)	4/30/2012
	525	—	$1.63	(11)	7/31/2012
	4,533	—	$1.15	(11)	9/22/2012
	3,917	83	$3.32	(4)	1/20/2013
	14,583	5,417	$4.74	(4)	1/28/2014
	8,750	11,250	$1.591	(4)	3/1/2015
	3,300	—	$1.87	(11)	3/23/2015
	13,854	21,146	$2.95	(12)	9/7/2016
	7,500	37,500	$2.95	(13)	9/7/2016

(1)	Starting from August 26, 2005, option vests as to 25% of the shares of common stock underlying it after 6 months and thereafter, the balance of the shares of common stock underlying it vests in equal successive monthly installments over 18 months.
(2)	Starting from August 26, 2005, option vests as to 12.5% of the shares of common stock underlying it after 6 months and thereafter, the balance of the shares of common stock underlying it vests in equal successive monthly installments over 42 months.
(3)	Option vests as to 12.5% of the shares of common stock underlying it after 6 months from the date of grant and thereafter, the balance of the shares of common stock underlying it vests in equal successive monthly installments over 42 months.
(4)	Option vests in equal successive monthly installments over 4 years.
(5)	Option is fully vested and immediately exercisable. The price of the option granted is in excess of the fair market value of the Company’s Common Stock on the date of grant, such fair market value being $1.67.
(6)	Option vests in equal successive monthly installments over 4 years, starting on April 20, 2006.
(7)	Option vests as to 12.5% of the shares of common stock underlying it after 6 months from September 5, 2006 and thereafter, the balance of the shares of common stock underlying it vests in equal successive monthly installments over 42 months.
(8)	Option vests in equal successive monthly installments over 4 years, starting on January 16, 2006.
(9)	Option vests in equal successive monthly installments over 4 years, starting on April 20, 2006.
(10)	Option vests in equal successive monthly installments over 4 years, starting on September 8, 2006.

(11)	Option is fully vested and immediately exercisable.
(12)	Option vests in equal successive monthly installments over 4 years, starting on May 1, 2005.
(13)	Option vests in equal successive monthly installments over 4 years, starting on April 20, 2006.

Options Vested and Stock Vested

None of the named executive officers exercised stock options during 2006 and none of the named executive officers hold restricted stock.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Pursuant to the terms of the employment offer letters, options held by certain named executive officers provide for acceleration of vesting and exercisability with respect to unvested shares upon a change of control and if that named executive officer is not offered a similar or same position in the combined entity. The following table summarizes the potential payments and benefits payable to each of our named executive officers upon termination of employment or a change of control under each situation listed below, assuming, in each situation, that our named executive officers were terminated on December 31, 2006 and the per share price of our common stock is $3.15, the closing price on December 29, 2006. The amounts shown do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested absent the triggering event.

Executive Benefits and Payments Upon Termination	Voluntary Termination or Termination for Cause	No Change of Control	Following Change of Control	Death	Disability
		Termination Other Than for Cause	Termination Other than for Cause
Michael S. Fields
Base Salary	$—	$180,000	$180,000	$—	$—
Bonus	—	—	—	—	—
Medical continuation	—	—	—	—	—
Value of Accelerated Stock Options	—	—	4,378,307	—	—

John M. Thompson
Base Salary	$—	$235,000	$235,000	$—	$—
Bonus	—	—	—	—	—
Medical continuation	—	—	—	—	—
Value of Accelerated Stock Options	—	1,076,446	1,521,765	—	—

Jay A. Jones
Base Salary	$—	$—	$105,000	$—	$—
Bonus	—	—	—	—	—
Medical continuation	—	—	—	—	—
Value of Accelerated Stock Options	—	—	127,764	—	—

William Rowe
Base Salary	$—	$58,333	$58,333	$—	$—
Bonus	—	—	—	—	—
Medical continuation	—	—	—	—	—
Value of Accelerated Stock Options	—	187,532	1,102,500	—	—

William A. Bose
Base Salary	$—	$—	$—	$—	$—
Bonus	—	—	—	—	—
Medical continuation	—	—	—	—	—
Value of Accelerated Stock Options	—	—	—	—	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding the beneficial ownership of our common stock as of May 15, 2007, by the following individuals or groups:

•	each person or entity who is known by us to own beneficially more than five percent of our outstanding stock;

•

each of those officers and former officers of KANA whose summary compensation information is provided under “Summary of Cash and Certain Other Compensation for Executive Officers” (referred to as the “Named Executive Officers”);

•	each of our current directors; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Applicable percentage ownership in the following table is based on 36,210,790 shares of common stock outstanding as of May 15, 2007, as adjusted to include options and warrants exercisable within 60 days of May 15, 2007 held by the indicated stockholder or stockholders.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Kana Software, Inc., 181 Constitution Drive, Menlo Park, CA 94025. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them. To determine the number of shares beneficially owned by persons other than our directors, executive officers and their affiliates, we have relied on beneficial ownership reports filed by such persons with the SEC.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)
Executive Officers and Directors:
Michael S. Fields (1)	844,100	2.3%
John M. Thompson (2)	344,559	*
Jay A. Jones (3)	45,339	*
William Rowe (4)	70,551	*
William A. Bose (5)	82,206	*
Jerry R. Batt (6)	132,500	*
William T. Clifford (7)	31,000	*
John F. Nemelka (8)	7,937,725	21.9%
Stephanie Vinella (9)	86,762	*
Michael J. Shannahan (10)	50,000	*
All current directors and executive officers as a group (10 persons) (11)	9,624,742	25.4%

5% Stockholders:
NightWatch Capital Management, LLC (12)	7,912,725	21.9%
Empire Capital Partners, L.P. (13)	1,474,384	4.1%
Empire Overseas Funds / Charter Oak Funds (14)	1,555,616	4.3%

*	Less than one percent of KANA’s outstanding common stock

(1)	Represents options that will be exercisable as to 844,100 shares as of July 14, 2007.

(2)	Represents 60,000 shares held by Mr. Thompson and options that will be exercisable as to 284,559 shares as of July 14, 2007.

(3)	Represents options that will be exercisable as to 45,339 shares as of July 14, 2007.

(4)	Represents options that will be exercisable as to 70,551 shares as of July 14, 2007.

(5)	Represents 165 shares held by Mr. Bose and options that will be exercisable as to 82,041 shares as of July 14, 2007.

(6)	Represents options that will be exercisable as to 132,500 shares as of July 14, 2007.

(7)	Represents 1,000 shares held by Mr. Clifford and option that will be exercisable as to 30,000 shares as of July 14, 2007.

(8)	Represents options that will be exercisable as to 25,000 shares as of July 14, 2007 granted to Mr. Nemelka. For 7,912,725 shares, based solely on information contained in an amended Schedule 13D/A filed by NightWatch Capital Management, LLC (“NWCM”) on May 22, 2007 with the SEC. Includes 6,317,273 shares of common stock held by NightWatch Capital Partners, LP and NightWatch Capital Partners II, LP (collectively, “NW Funds”) and warrants to purchase 1,595,452 shares of common stock by NW Funds. Pursuant to Advisory Agreements with NW Funds and acting through its managing member, NightWatch Capital Group, LLC (“NWCG”), NightWatch Capital Advisors, LLC, (“NWCA”) has the sole power to vote or direct the vote and to dispose or to direct the disposition of these securities. Accordingly, NWCA may be deemed to be the beneficial owner of these securities. Acting through its managing member, NightWatch Management, LLC (“NWM”), and in its capacity as the managing member of NWCA, NWCG has the sole power to vote or to direct the vote and to dispose or to direct the disposition of these securities. Accordingly, NWCG may be deemed to be the beneficial owner of these securities. Acting through its managing member, JFN Management, LLC (“JFNM”), and in its capacity as the managing member of NWCG, NWM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of these securities. Accordingly, NWM may be deemed to be the beneficial owner of these securities. Acting through its managing member, Mr. Nemelka, and in its capacity as the managing member of NWM, JFNM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of these securities. Accordingly, JFNM may be deemed to be the beneficial owner of these securities. In his capacity as managing member of JFNM, Mr. Nemelka has the sole power to vote or to direct the vote and to dispose or to direct the disposition of these securities. Accordingly, Mr. Nemelka may be deemed to be the beneficial owner of these securities. Mr. Nemelka and each of the aforementioned NightWatch entities disclaim beneficial ownership of the shares held by NW Funds except to the extent of any indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act).

(9)	Represents 262 shares held by Ms. Vinella and options that will be exercisable as to 86,500 shares as of July 14, 2007.

(10)	Represents options that will be exercisable as to 50,000 shares as of July 14, 2007.

(11)	Represents 7,974,152 shares held and options that will be exercisable as to 1,650,590 shares as of July 14, 2007.

(12)

For 7,912,725 shares, based solely on information contained in an amended Schedule 13D/A filed by NightWatch Capital Management, LLC (“NWCM”) on May 22, 2007 with the SEC. Includes 6,317,273 shares of common stock held by NightWatch Capital Partners, LP and NightWatch Capital Partners II, LP (collectively, “NW Funds”) and warrants to purchase 1,595,452 shares of common stock by NW Funds. Pursuant to Advisory Agreements with NW Funds and acting through its managing member, NightWatch Capital Group, LLC (“NWCG”), NightWatch Capital Advisors, LLC, (“NWCA”) has the sole power to vote or direct the vote and to dispose or to direct the disposition of these securities. Accordingly, NWCA may be deemed to be the beneficial owner of these securities. Acting through its managing member, NightWatch Management, LLC (“NWM”), and in its capacity as the managing member of NWCA, NWCG has the sole power to vote or to direct the vote and to dispose or to direct the disposition of these securities. Accordingly, NWCG may be deemed to be the beneficial owner of these securities. Acting through its managing member, JFN Management, LLC (“JFNM”), and in its capacity as the managing member of NWCG, NWM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of these securities. Accordingly, NWM may be deemed to be the beneficial owner of these securities. Acting through its managing member, Mr. Nemelka, and in its capacity as the managing member of NWM, JFNM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of these securities. Accordingly, JFNM may be deemed to be the beneficial owner of these securities. In his capacity as managing member of JFNM, Mr. Nemelka has the sole power to vote or to direct the vote and to dispose or to direct the disposition of these securities. Accordingly, Mr. Nemelka may be deemed to be the beneficial owner of these securities. Mr. Nemelka and each of the aforementioned NightWatch entities disclaim beneficial ownership of the shares held by NW Funds except to the extent of any indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act). The principal business address of NWCM is 5314 River Run Drive, Suite 350, Provo, Utah 84604.

(13)	Based solely on information contained in an amended Schedule 13G filed by Empire Capital Partners, L.P. (“Empire Capital”), Empire GP, L.L.C. (“Empire GP”), Empire Capital Management L.L.C., Scott A. Fine and Peter J. Richards on February 14, 2007 with the SEC. Empire Capital, Empire GP and Messrs. Fine and Richards share voting and dispositive power over 1,474,384 of these shares. By reason of the provisions of Rule 13d-3 of the Exchange Act, each may be deemed to beneficially own 1,474,384 of these shares of common stock directly owned by Empire Capital. The principal business address of Empire Capital, Empire GP and Messrs. Fine and Richards is 1 Gorham Island, Westport, CT 06880.

(14)	Based solely on information contained in an amended Schedule 13G filed by Empire Capital Partners, L.P., Empire GP, L.L.C., Empire Capital Management L.L.C. (“Empire Management”), Scott A. Fine and Peter J. Richards on February 14, 2007 with the SEC. Empire Management and Messrs. Fine and Richards share voting and dispositive power over 1,555,616 of these shares. By reason of the provisions of Rule 13d-3 of the Exchange Act, each may be deemed to beneficially own 1,555,616 of these shares of common stock directly owned by Empire Capital Partners, Ltd., Empire Capital Partners II, Ltd. (the “Empire Overseas Funds”), Charter Oak Partners, L.P. and Charter Oak Partners II, L.P. (the “Charter Oak Funds”). The principal business address of Empire Management and Messrs. Fine and Richards is 1 Gorham Island, Westport, CT 06880.

EQUITY COMPENSATION PLAN INFORMATION

We maintain the KANA 1999 Stock Incentive Plan, as amended (the “1999 Stock Incentive Plan”), which has been approved by our stockholders, and the KANA 1997 Stock Option Plan (the “1997 Stock Option Plan”), the KANA 1999 Special Stock Option Plan (the “1999 Special Stock Option Plan”) and equity compensation plans assumed by us pursuant to acquisitions of certain companies described further below, which have not been approved by our stockholders.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes our equity compensation plans as of December 31, 2006:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1) (3)	6,693,658	$4.64	1,689,230
Equity compensation plans not approved by security holders (2) (3)	50,383	$150.44	—
Total	6,744,041	$5.73	1,689,230

(1)	Under the terms of the 1999 Stock Incentive Plan, on the first trading day of January of each year, the aggregate number of shares of our common stock reserved for issuance thereunder is increased automatically by a number of shares equal to 4.25% of the total number of shares of our outstanding common stock on the last trading day in December of the immediately preceding calendar year, up to a maximum of 10,000,000 shares per year.

(2)	Includes outstanding options to purchase shares of our common stock under the 1997 Stock Option Plan and 1999 Special Stock Option Plan and excludes options, warrants and other equity rights assumed by us in connection with mergers and acquisitions. Please see below for a description of our equity compensation plans that do not require the approval of, and have not been approved by, our stockholders.

(3)	This table excludes an aggregate of 2,457,880 shares of our common stock that are outstanding upon the exercise of options and an aggregate of 6,614,610 shares of our common stock that are available for future issuance upon the exercise of options, with a weighted-average exercise price of $7.20 per share, under equity compensation plans of the following entities that we have acquired: Broadbase, Software, Inc., Silknet Software, Inc., NetDialog and Connectify Inc. We assumed these options in connection with the acquisition of these companies and have also assumed the following equity compensation plans: Broadbase Software, Inc. 1999 Equity Incentive Plan, Broadbase Software, Inc. 2000 Stock Incentive Plan, Silknet Software, Inc. 1999 Employee Stock Purchase Plan, Silknet Software, Inc. 1999 Stock Option and Stock Incentive Plan, Silknet Software, Inc. 1999 Non-Employee Director Stock Option Plan, Silknet Software, Inc. Employee Stock Option Plan and Insite Marketing Technology, Inc. 1997 Stock Option Plan.

Equity Compensation Plans Not Approved By Stockholders

KANA 1997 Stock Option Plan. Our 1997 Stock Option Plan provides for stock options to be granted to employees, independent contractors, officers and directors. Options are generally granted at an exercise price equivalent to the estimated fair market value per share at the date of grant, as determined by our Board of Directors. All options are granted at the discretion of our Board of Directors and have a term not greater than 10 years from the date of grant. Options are immediately exercisable and generally vest over four years, 25% one year after the grant date and the remainder at a rate of 1/36 per month thereafter. All outstanding options under our 1997 Stock Option Plan were transferred to the 1999 Stock Incentive Plan, and no further option grants will be made or were made under the 1997 Stock Option Plan after such transfer. The transferred options will continue to be governed by their existing terms, unless the Compensation Committee decides to extend one or more features of the 1999 Stock Incentive Plan to those options.

KANA 1999 Special Stock Option Plan. In December 1999, our Board of Directors approved the 1999 Special Stock Option Plan and 1,000,000 shares of common stock were reserved for issuance under this plan. The 1999 Special Stock Option Plan has similar terms as those of the 1997 Stock Option Plan, except that options may be granted with an exercise price less than, equal to or greater than the fair market value of the option shares on the grant date.

CODE OF ETHICS AND CONDUCT

Our Board of Directors has adopted a Code of Ethics and Conduct applicable to all directors, officers and employees of KANA, as required by applicable securities laws and the rules of the SEC and listing standards of The NASDAQ Stock Market. A copy of the Code of Ethics and Conduct is posted in the Corporate Governance section of our Internet website at http://www.kana.com under Investor Relations.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at our 2008 Annual Meeting of Stockholders must be received by KANA at its principal executive offices no later than February 17, 2008, in order to be included in KANA’s proxy materials relating to that annual meeting pursuant to Rule 14a-8 of Regulation 14A of the Exchange Act. Stockholders wishing to bring a proposal before the 2008 Annual Meeting of Stockholders (but not include it in KANA’s proxy materials) must provide written notice of such proposal to the Secretary of KANA at the principal executive offices of KANA no later than 120 days prior to the date of the 2008 Annual Meeting of Stockholders pursuant to our bylaws. For more information about the procedure for submitting proposals for consideration at a stockholder meeting, you may request a copy of our current bylaws from the Corporate Secretary at the address set forth above. Our current bylaws have also been filed with the SEC on March 28, 2003 as an exhibit to our Annual Report on Form 10-K, and are available at the SEC’s website at http://www.sec.gov.

Whether or not you plan to attend the 2007 Annual Meeting of Stockholders, please complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope so that your shares will be represented at the 2007 Annual Meeting of Stockholders.

APPENDIX A

KANA SOFTWARE, INC.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.	Purpose

The principal functions of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Kana Software, Inc. (the “Company”) are to:

•	Oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company;

•

Oversee the Company’s relationship with its independent auditors, including selecting, evaluating and setting the compensation of, and approving all audit and non-audit services to be performed by, the independent auditors; and

•	Facilitate communication among the Company’s independent auditors and the Company’s financial and senior management.

The Committee will fulfill these functions primarily by carrying out the activities enumerated in Part IV of this charter. In order to serve these functions, the Committee shall have unrestricted access to Company personnel and documents, shall have authority to direct and supervise an investigation into any matters within the scope of its duties, and shall have authority to retain such outside counsel, experts and other advisors as it determines to be necessary to carry out its responsibilities. The Company shall provide appropriate funding to the Committee, as determined by the Committee, for payments of compensation to (i) the independent auditors for audit services, and for any permitted non-audit services approved by the Committee, and (ii) any advisors employed by the Committee as provided by this charter.

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company’s independent auditors.

II.	Membership

All members of the Committee will be appointed by, and shall serve at the discretion of, the Board. Unless a chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall consist of three or more members of the Board, with the exact number being determined by the Board. Each member of the Committee shall be “independent” as defined by the rules of The Nasdaq Stock Market, as they may be amended from time to time, and by rules and regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) from time to time, except as otherwise permitted by such rules and regulations. Each member of the Committee shall have the ability to read and understand fundamental financial statements and at least one member shall be a “financial expert” (as defined in Item 401 of Regulation S-K promulgated under the Exchange Act) and have prior experience in accounting, financial management or financial oversight, as required by The Nasdaq Stock Market rules.

III.	Meetings

The Committee shall meet at least once each quarter and more frequently as determined to be appropriate by the Committee. The Committee shall meet at least once each quarter with the independent auditors out of the presence of management about the Company’s internal controls, and procedures for financial reporting and any other matters that the Committee deems appropriate. The Committee members, or the Chairman of the Committee on behalf of all of the Committee members, shall communicate with management and the independent auditors at least once per quarter in connection with their review of the Company’s financial statements.

IV.	Responsibilities and Duties

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

A.	Financial Reporting

1. Review and discuss with the Company’s management the Company’s quarterly and annual financial statements, including any report or opinion by the independent auditors, prior to distribution to the public or filing with the Securities and Exchange Commission.

2. Review the Management’s Discussion and Analysis section of the Company’s Forms 10-Q and 10-K prior to filing with the SEC and discuss with management and the independent auditors.

3. In connection with the Committee’s review of the annual financial statements:

•	Discuss with the independent auditors and management the financial statements and the results of the independent auditors’ audit of the financial statements.

•

Discuss any items required to be communicated by the independent auditors in accordance with SAS 61, as amended. These discussions should include the independent auditors’ judgments about the appropriateness of the Company’s accounting principles and their assessment of the adequacy and effectiveness of its internal controls, the reasonableness of significant judgments, the procedures for financial reporting and any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

4. Recommend to the Board whether the annual financial statements should be included in the Annual Report on Form 10-K, based on (i) the Committee’s review and discussion with management of the annual financial statements, (ii) the Committee’s discussion with the independent auditors of the matters required to be discussed by SAS 61, and (iii) the Committee’s review and discussion with the independent auditors of the independent auditors’ independence and the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1.

5. In connection with the Committee’s review of the quarterly financial statements:

•	Discuss with the independent auditors and management the results of the independent auditors’ SAS 71 review of the quarterly financial statements.

•

Discuss significant issues, events and transactions and any significant changes regarding accounting principles, practices, judgments or estimates with management and the independent auditors, including any significant disagreements among management and the independent auditors.

6. In connection with the Committee’s review of the quarterly and annual financial statements, discuss with management and the independent auditors the Company’s selection, application and disclosure of critical accounting policies, any significant changes in the Company’s accounting policies and any proposed changes in accounting or financial reporting that may have a significant impact on the Company.

7. Review and discuss with the independent auditors the reports delivered to the Committee by the independent auditors regarding:

•	All critical accounting policies, estimates and practices used;

•

All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the alternative, and the treatment preferred by such independent auditors; and

•	Other material written communications between such independent auditors and Company management, such as any management letter or schedule of unadjusted differences.

8. Discuss any comments or recommendations of the independent auditors outlined in their annual management letter. Approve a schedule for implementing any recommended changes and monitor compliance with the schedule.

9. Discuss with the independent auditors and management their periodic reviews of the adequacy of the Company’s accounting and financial reporting processes and systems of internal controls.

10. Consult with the independent auditors at least once per quarter out of the presence of management about the Company’s internal controls, and procedures for financial reporting and any other matters that the Committee deems appropriate.

B.	Oversight of Independent Auditors.

1. Select, appoint, determine the compensation of, and oversee the independence and performance of the independent auditors. The Committee shall have the sole authority to appoint and discharge the outside auditors. The Committee’s oversight of the independent auditors’ performance shall include:

•	Reviewing the independent auditors’ overall audit scope and plan; and

•

Communicating with the independent auditors about the Company’s expectations regarding its relationship with them, including the (i) independent auditors’ ultimate accountability to the Board and the Committee, and (ii) the ultimate authority and responsibility of the Committee to select, evaluate and, where appropriate, replace the independent auditors.

2. Review and approve processes and procedures to ensure the continuing independence of the Company’s independent auditors. These processes shall include:

•

Obtaining and reviewing, on at least an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and the Company required to be disclosed by Independence Standards Board Standard No. 1, reviewing the nature and scope of such relationships, discussing these relationships with the independent auditors and discontinuing any relationships that the Committee believes could compromise the independence of the auditors; and

•

Obtaining reports of all non-audit services proposed to be performed by the independent auditors before such services are performed, reviewing and approving or prohibiting, as appropriate, any non-audit services permitted by applicable law, and prohibiting any non-audit services not permitted by applicable law. The Committee may delegate authority to review and approve or prohibit non-audit services to one or more members of the Committee, and direct that any approval so granted be reported to the Committee at a following meeting of the Committee.

C.	Legal and Regulatory Compliance

1. Review with management, at least annually, the Company’s program for promoting and monitoring compliance with applicable legal and regulatory requirements.

2. Review on at least a quarterly basis the status of any legal matters that could have a significant impact on the Company’s financial statements.

3. Review and approve or prohibit, as appropriate, any proposed related-party transactions with the Company.

4. Annually prepare a report to the Company’s stockholders for inclusion in the Company’s annual proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time.

5. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

D.	Committee Governance

1. Maintain minutes of meetings and periodically report to the Board on significant matters related to the Committee’s responsibilities.

2. Review and reassess the adequacy of the Committee’s charter at least annually. Submit the charter to the Board for review and approval and include a copy of the charter as an appendix to the Company’s proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time (currently, once every three years).

E.	Other Activities

1. Perform any other activities required by applicable law, rules or regulations, including the rules of the Securities and Exchange Commission and any stock exchange or market on which the Company’s Common Stock is listed, and perform other activities that are consistent with this charter, the Company’s Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

KANA SOFTWARE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael S. Fields and John M. Thompson, and each of them, as proxies, each with full powers of substitution, and hereby authorizes them to vote, as designated below, all shares of common stock, $0.001 par value, of Kana Software, Inc. (“KANA”) held of record by the undersigned on May 30, 2007, at the 2007 Annual Meeting of Stockholders of KANA to be held on July 26, 2007, and at any continuations or adjournments thereof.

This Proxy, when properly executed and returned in a timely manner, will be voted at the meeting and any adjournments or postponements thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees named below and FOR the ratification of the selection by KANA’s Board of Directors of Burr, Pilger & Mayer LLP as KANA’s independent registered public accounting firm, and in accordance with the judgment of the persons named as proxies herein, on any other matters that may properly come before the meeting.

The Board of Directors of KANA recommends a “FOR” vote on each item.

This is your proxy. Your vote is important.

(Continued on Reverse Side.)

KANA SOFTWARE, INC.

Voting Instructions

•	Mark, sign and date your proxy card.

•	Detach your proxy card.

•	Return your proxy card in the postage paid envelope provided.

DETACH PROXY CARD HERE

The Board of Directors recommends that you vote FOR the Class I Board of Directors nominee.

1. Elect one Class I director of Kana Software, Inc. to serve until the 2009 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier resignations, deaths or removal. The Board of Directors has nominated the following nominee for election as a Class I director:

Stephanie Vinella

☐    Vote FOR the nominee (except as directed to the contrary) ☐    Vote WITHHELD from the nominee

The Board of Directors recommends that you vote FOR the Class II Board of Directors nominee.

2. Elect three Class II directors of Kana Software, Inc. to serve until the 2010 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier resignations, deaths or removal. The Board of Directors has nominated the following nominees for election as Class II directors:

Jerry R. Batt

William T. Clifford

Michael J. Shannahan

☐ Vote FOR all the nominees (except as directed to the contrary)	☐ Vote WITHHELD from all the nominees

The Board of Directors recommends that you vote FOR Proposal No. 3.

3. Ratify the Board of Directors’ selection of Burr, Pilger & Mayer LLP as KANA’s independent registered public accounting firm for fiscal year 2007.

☐ Vote FOR ratification	☐ Vote AGAINST ratification	☐ ABSTAIN

In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.

Whether or not you expect to attend the annual meeting please complete, date and sign this proxy card and return it prior to the annual meeting in the enclosed envelope.

Mark here for address change and note on address label ☐

Signature:	Date:
Signature:	Date:

The Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians indicate their capacities. If the signer is a corporation, please print full corporate name and indicated capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

This is your proxy. Your vote is important.

ADDRESS LABEL

THIS SPACE MUST BE LEFT BLANK